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                                                                      EXHIBIT 21

                               GENSYM CORPORATION
                         SUBSIDIARIES OF THE REGISTRANT

Name                                 Jurisdiction of Incorporation
- ----                                 -----------------------------

Gensym International Corporation     Delaware

Gensym Securities Corporation        Massachusetts

Gensym FSC                           U.S. Virgin Islands

Gensym B.V.                          The Netherlands

Gensym Canada Ltd.                   Canada

Gensym GmbH                          Germany

Gensym S.A.                          France

Gensym Ltd.                          United Kingdom

Gensym Srl.                          Italy

Gensym MENA                          Tunisia

Gensym AB                            Sweden

Gensym Japan Corporation             Japan

Gensym Asia Pacific Pte, Ltd.        Singapore